Exhibit 99.01
Valero Energy Corporation Reports First Quarter Earnings
SAN ANTONIO, April 29, 2008 – Valero Energy Corporation (NYSE: VLO) today reported first quarter 2008 income from continuing operations of $261 million, or $0.48 per share, which includes a pre-tax benefit of $101 million, or $0.12 per share, of business interruption insurance recovery related to the fire at the company’s McKee refinery in the first quarter of 2007. The company’s income from continuing operations in the first quarter of 2007 was $1.1 billion, or $1.77 per share. Income from discontinued operations for the three months ended March 31, 2007 reflected in the accompanying financial tables relates to the Lima, Ohio refinery, which the company sold effective July 1, 2007.
First quarter 2008 operating income was $472 million, or $371 million without the previously mentioned insurance recovery, versus $1.7 billion reported in the first quarter of 2007. The decline in operating income was primarily attributable to lower margins for many of the company’s products in the first quarter of 2008 compared to the same quarter last year. Refined product margins decreased as the cost of crude oil and other feedstocks increased more rapidly than the prices of gasoline and other products, such as asphalt, fuel oils, petroleum coke and petrochemical feedstocks. The average price of West Texas Intermediate (WTI) crude oil increased nearly $40 per barrel, whereas the average wholesale price of Gulf Coast conventional gasoline increased by about $34 per barrel, causing benchmark Gulf Coast gasoline margins to narrow by $6 per barrel, or 59 percent, in the first quarter of 2008 versus the first quarter of 2007. Partially offsetting these weaker margins were substantially higher margins on diesel and jet fuel as global demand for these products remained high.
Other factors also contributed to the decline in operating income in the first quarter of 2008. Refinery operating expenses increased by $180 million from the first quarter of 2007 to the first quarter of 2008, primarily due to higher energy costs and maintenance expenses. Additionally, throughput volumes decreased from the first quarter of 2007 to the first quarter of 2008 by an average of 138,000 barrels per day in large part due to operating issues at the Aruba, Port Arthur, and Delaware City refineries.
“Despite a difficult environment for gasoline margins, we reported positive results for the first quarter,” said Bill Klesse, Valero’s Chairman of the Board and Chief Executive Officer. “More recently, gasoline margins have shown moderate improvement as inventories have fallen and demand has increased as it normally does this time of year. We continue to benefit from a very solid on-road diesel market, with margins over $25 per barrel across our system. Concerning refinery inputs, differentials continue to be wide for the heavy and sour feedstocks that we can process, such as Maya crude oil, which has averaged $20 per barrel under WTI in April.”

“From a financial perspective, we ended the quarter with a healthy balance sheet,” said Klesse. “At the end of March, our debt-to-capitalization ratio stood at a relatively low 22 percent when adjusted for our $1.4 billion cash balance.”
The company’s capital spending in the first quarter of 2008 was about $640 million, of which about $100 million was for turnaround expenditures. Regarding other uses of cash, the company spent $518 million to purchase 8.8 million shares of its common stock and used approximately $375 million to redeem high-coupon debt during the first quarter.
“For the second quarter, average throughput rates for the Gulf Coast should increase by approximately 100,000 barrels per day as we complete the repairs on the coker drums at our Port Arthur refinery and the vacuum tower at our Aruba refinery in May. These refineries specialize in running heavy, sour feedstocks, so there should be noticeable improvement in our Gulf Coast performance.
“The strategic review of our refining portfolio continues. We are working closely with a prospective buyer for the Aruba refinery and expect to have an announcement this quarter. We are also evaluating bids that we received for our Memphis and Krotz Springs refineries. In addition, we recently initiated a process to explore strategic alternatives for our Ardmore refinery.
“The refining business has always been seasonal, volatile, and cyclical. We will continue working toward excellence in safety, environmental regulatory compliance, and reliability, while also striving to lower expenses and improve our effectiveness. Everyday, we are very focused on improving long-term returns and creating value for our shareholders,” Klesse said.
Valero’s senior management will hold a conference call at 11 a.m. ET (10 a.m. CT) today to discuss this earnings release and provide an update on company operations. A live broadcast of the conference call will be available on the company’s web site at www.valero.com.
Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 22,000 employees and 2007 annual revenues of $95 billion. The company owns and operates 17 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately 3.1 million barrels per day, making it the largest refiner in North America. Valero is also one of the nation’s largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under various brand names including Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon. Please visit www.valero.com for more information.

Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and on Valero’s website at www.valero.com.

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007 (1)
STATEMENT OF INCOME DATA:
Operating Revenues (2)	$27,945	$18,755

Costs and Expenses:
Cost of Sales	25,669	15,510
Refining Operating Expenses	1,114	934
Retail Selling Expenses	188	171
General and Administrative Expenses	135	145
Depreciation and Amortization Expense	367	322

Total Costs and Expenses	27,473	17,082

Operating Income	472	1,673

Other Income, Net	20	5

Interest and Debt Expense:
Incurred	(116)	(89)
Capitalized	19	31

Income from Continuing Operations Before Income Tax Expense	395	1,620

Income Tax Expense	134	532

Income from Continuing Operations	261	1,088

Income from Discontinued Operations, Net of Income Taxes (1)	—	56

Net Income	$261	$1,144

Earnings per Common Share:
Continuing Operations	$0.49	$1.82
Discontinued Operations	—	0.09

Total	$0.49	$1.91

Weighted Average Common Shares Outstanding (in millions)	532	599

Earnings per Common Share — Assuming Dilution:
Continuing Operations	$0.48	$1.77
Discontinued Operations	—	0.09

Total	$0.48	$1.86

Weighted Average Common Shares Outstanding — Assuming Dilution (in millions)	541	615

	March 31,	December 31,
	2008	2007
BALANCE SHEET DATA:
Cash and Temporary Cash Investments	$1,431	$2,464

Total Debt	$6,474	$6,862

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007 (1)
Operating Income (Loss) by Business Segment:
Refining	$568	$1,776

Retail:
U.S.	14	24
Canada	36	29

Total Retail	50	53

Total Before Corporate	618	1,829
Corporate	(146)	(156)

Total	$472	$1,673

Depreciation and Amortization by Business Segment:
Refining	$331	$293

Retail:
U.S.	17	11
Canada	8	7

Total Retail	25	18

Total Before Corporate	356	311
Corporate	11	11

Total	$367	$322

Operating Highlights:
Refining:
Throughput Margin per Barrel	$8.48	$12.15

Operating Costs per Barrel:
Refining Operating Expenses	$4.69	$3.78
Depreciation and Amortization	1.40	1.18

Total Operating Costs per Barrel	$6.09	$4.96

Throughput Volumes (Mbbls per Day):
Feedstocks:
Heavy Sour Crude	582	690
Medium/Light Sour Crude	656	615
Acidic Sweet Crude	73	84
Sweet Crude	629	705
Residuals	192	245
Other Feedstocks	159	152

Total Feedstocks	2,291	2,491
Blendstocks and Other	318	256

Total Throughput Volumes	2,609	2,747

Yields (Mbbls per Day):
Gasolines and Blendstocks	1,224	1,249
Distillates	872	911
Petrochemicals	77	82
Other Products (3)	438	509

Total Yields	2,611	2,751

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Refining Operating Highlights by Region (4):
Gulf Coast:
Operating Income	$437	$1,083

Throughput Volumes (Mbbls per Day)	1,380	1,525

Throughput Margin per Barrel	$9.51	$12.35

Operating Costs per Barrel:
Refining Operating Expenses	$4.72	$3.45
Depreciation and Amortization	1.31	1.01

Total Operating Costs per Barrel	$6.03	$4.46

Mid-Continent (1):
Operating Income	$115	$91

Throughput Volumes (Mbbls per Day)	412	353

Throughput Margin per Barrel	$8.74	$9.31

Operating Costs per Barrel:
Refining Operating Expenses	$4.34	$4.73
Depreciation and Amortization	1.33	1.68

Total Operating Costs per Barrel	$5.67	$6.41

Northeast:
Operating Income	$5	$289

Throughput Volumes (Mbbls per Day)	556	574

Throughput Margin per Barrel	$6.00	$10.58

Operating Costs per Barrel:
Refining Operating Expenses	$4.50	$3.77
Depreciation and Amortization	1.41	1.22

Total Operating Costs per Barrel	$5.91	$4.99

West Coast:
Operating Income	$11	$313

Throughput Volumes (Mbbls per Day)	261	295

Throughput Margin per Barrel	$7.89	$17.56

Operating Costs per Barrel:
Refining Operating Expenses	$5.56	$4.38
Depreciation and Amortization	1.87	1.41

Total Operating Costs per Barrel	$7.43	$5.79

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Retail — U.S.:
Company-Operated Fuel Sites (Average)	950	963
Fuel Volumes (Gallons per Day per Site)	4,942	4,982
Fuel Margin per Gallon	$0.112	$0.123
Merchandise Sales	$245	$233
Merchandise Margin (Percentage of Sales)	30.5%	30.0%
Margin on Miscellaneous Sales	$28	$25
Selling Expenses	$120	$113

Retail — Canada:
Fuel Volumes (Thousand Gallons per Day)	3,278	3,370
Fuel Margin per Gallon	$0.301	$0.245
Merchandise Sales	$46	$37
Merchandise Margin (Percentage of Sales)	28.3%	29.4%
Margin on Miscellaneous Sales	$9	$9
Selling Expenses	$68	$58

Average Market Reference Prices and Differentials
(Dollars per Barrel):
Feedstocks (at U.S. Gulf Coast, except as Noted):
West Texas Intermediate (WTI) Crude Oil	$97.94	$58.00
WTI Less Sour Crude Oil (5)	$5.84	$5.92
WTI Less Mars Crude Oil	$6.97	$4.91
WTI Less Alaska North Slope (ANS) Crude Oil (U.S. West Coast)	$1.32	$2.30
WTI Less Maya Crude Oil	$16.81	$12.63

Products:
U.S. Gulf Coast:
Conventional 87 Gasoline Less WTI	$4.23	$10.22
No. 2 Fuel Oil Less WTI	$15.20	$9.82
Ultra-Low-Sulfur Diesel Less WTI	$20.37	$17.36
Propylene Less WTI	$(0.77)	$16.21
U.S. Mid-Continent:
Conventional 87 Gasoline Less WTI	$4.97	$12.12
Low-Sulfur Diesel Less WTI	$20.92	$20.33
U.S. Northeast:
Conventional 87 Gasoline Less WTI	$3.07	$12.01
No. 2 Fuel Oil Less WTI	$17.76	$11.35
Lube Oils Less WTI	$32.29	$63.80
U.S. West Coast:
CARBOB 87 Gasoline Less ANS	$10.36	$29.98
CARB Diesel Less ANS	$21.27	$26.54

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)
(1)	Effective July 1, 2007, Valero Energy Corporation sold its Lima Refinery to Husky Refining Company, a wholly owned subsidiary of Husky Energy Inc. The results of operations of the Lima Refinery prior to its sale are reported as discontinued operations in the Statement of Income Data for the three months ended March 31, 2007, and all refining operating highlights, both consolidated and for the Mid-Continent region, presented in this earnings release exclude the Lima Refinery.

(2)	Includes excise taxes on sales by Valero’s U.S. retail system of $194 million and $196 million for the three months ended March 31, 2008 and 2007, respectively.

(3)	Primarily includes gas oils, No. 6 fuel oil, petroleum coke, and asphalt.

(4)	The regions reflected herein contain the following refineries: Gulf Coast- Corpus Christi East, Corpus Christi West, Texas City, Houston, Three Rivers, Krotz Springs, St. Charles, Aruba, and Port Arthur Refineries; Mid-Continent- McKee, Ardmore, and Memphis Refineries; Northeast- Quebec City, Paulsboro, and Delaware City Refineries; and West Coast- Benicia and Wilmington Refineries.

(5)	The market reference differential for sour crude oil is based on 50% Arab Medium and 50% Arab Light posted prices.